Exhibit 99.1

NORTHSTAR REALTY EUROPE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

NEW YORK, March 13, 2019 -- NorthStar Realty Europe Corp. (NYSE: NRE) (“NorthStar Realty Europe” or “NRE”), a European office REIT, today announced its results for the first quarter and full year ended March 31, 2019.

Fourth Quarter and Full Year 2018 Financial Results and Highlights

•
U.S. GAAP net income attributable to common stockholders: $170.3 million, or $3.34 per diluted share, and $207.4 million, or $3.91 per diluted share, for the first quarter and full year 2018, respectively

•	Cash available for distribution (“CAD”): $11.0 million, or $0.22 per share for the quarter and $46.8 million, or $0.90 per share for the year ended December 31, 2018

•	$1 billion of strategic asset sales in 2018, releasing $450 million of net equity and crystallizing an approximate 17% IRR

•	$1.3 billion independent year-end portfolio valuation by Cushman & Wakefield LLP[1], 4% above the mid-year valuation

•	40% Loan to Value (“LTV”)[2] as of December 31, 2018, down from 52% a year earlier

•	Full year 2018 same store net operating income (“NOI”) of $58.3 million, representing an increase of $3.5 million, or 6.5%, compared to full year 2017

•	Full year 2018 expense savings of $3.2 million, ahead of the $2-3 million stated target

•	NRE joined the S&P Small Cap 600 index in February 2019

•	Cash dividend of $0.15 per share declared for the first quarter 2018

Mahbod Nia, Chief Executive Officer and President, commented: “We are pleased to report another productive year in which we completed over $1 billion in strategic asset sales, realizing an approximate 17% IRR, and leased or released 60,000 sqm of space, further enhancing the value of our portfolio.”

Mr. Nia continued: “We also made significant progress with our expense saving and refinancing initiatives during the year, realizing over $3 million of savings in our operational costs compared to 2017, or $5 million per year on a run-rate basis, while further reducing leverage to 40%.”

For more information and a reconciliation of CAD, NOI and same store NOI to net income (loss) attributable to common stockholders, please refer to the tables on the following pages.

Portfolio Overview
$1.3 billion portfolio market value based on the year-end 2018 independent portfolio valuation by Cushman & Wakefield LLP (“Portfolio Market Value” or “Valuation”) comprising of primarily the real estate portfolio and $39 million across two preferred equity investments.

Real Estate Portfolio Activity3,4
As of March 31, 2019, NRE’s real estate portfolio comprised of 18 properties located across Germany, the U.K. and France with approximately 206,000 rentable square meters, 95% weighted average occupancy and a 6.2 year weighted average remaining lease term to expiry (“WALT”).

•	The office portfolio comprised of 13 properties with 129,000 rentable square meters, had a 94% weighted average occupancy and a 6.1 year WALT as of March 31, 2019.

•
The other (non-office) portfolio, which represented 10% of the full year 2018 portfolio NOI, comprised of 5 properties with 77,000 rentable square meters, had a 97% weighted average occupancy and a 6.5 year WALT as of March 31, 2019.

Same Store Net Operating Income (Currency Adjusted)
Same store sequential quarter-over-quarter rental income remained stable and NOI increased by $1.2 million, or 8.5%, largely due to other income received in relation to a lease termination in the Marly asset.

Same store sequential year-over-year rental income for the three months and year ended December 31, 2018 increased by $0.2 million, or 1.7%, and $0.3 million, or 0.5%, respectively, reflecting new leasing activity and indexation uplifts partially offset by temporary vacancies in Uhlandstrasse and Dammtorwall. Same store year-over-year NOI for the three months and year ended December 31, 2018 increased by $2.2 million, or 15.8%, and $3.5 million, or 6.5%, respectively, driven by increased recoverability of operating expenses and the fourth quarter 2017 including a $0.9 million write-off of straight-line rent related to an early tenant termination at Portman Square in connection with the expansion of Invesco’s occupancy and related lease extension.

Dispositions
In 2018, NRE sold 7 properties for approximately $1 billion releasing approximately $450 million of net equity to stockholders after repayment of financing and transactions costs and crystallizing an approximate 17% IRR.

Q4 2018 Disposals:

•
On December 12, 2018, NRE completed the sale of the Trianon Tower in Frankfurt, Germany, NRE’s largest asset at the time, for a gross sales price of €670 million. Since acquiring the asset in July 2015, NRE completed several value enhancing initiatives including the signing of a 10 year lease with Deutsche Bundesbank and obtaining a LEED Platinum certification following an extensive refurbishment program. NRE released approximately $360 million of net equity after repayment of financing and transaction costs. NRE realized a $185 million gain on sale (U.S. GAAP), partially offset by an $8 million write-off of the goodwill balance associated with the original acquisition.

•
On December 21, 2018, NRE completed the disposal of three assets with a combined lettable area of 7,135 sqm located in Greater London (Chiswick and St. Albans) and Glasgow (Scotland) for a total consideration of approximately $40 million, releasing approximately $22 million of net equity after repayment of financing and transaction costs.

Ongoing Disposals:
As of December 31, 2018, three German properties (Kirchheide, Uhlandstrasse and Werl) and a logistics asset in Paris, France (Marly) were classified as held-for-sale:

•
On February 14, 2019, NRE completed the disposal of a retail asset in Werl, Germany for $2.9 million. On March 1, 2019, NRE completed the disposal of Kirchheide, a retail asset in Bremen, Germany for $1.2 million. These assets were sold at an aggregate 13% premium to the Valuation (or 17% premium to EPRA Net Asset Value)[5], but slightly below depreciated book value, resulting in a $0.8 million impairment loss recorded during the fourth quarter.

•
On March 1, 2019, NRE completed the disposal of Uhlandstrasse, an office property in Frankfurt, Germany for $41 million, representing a 65% premium to the allocated purchase price including funded capital expenditures and releasing approximately $25 million of net equity after repayment of financing and transaction costs.

New Preferred Equity Investment
In December 2018, in connection with the sale of the Trianon Tower, NRE retained a $6 million (€5 million) preferred equity interest with a 7% current yield.

Expense Saving Initiatives
In the first quarter of 2018, management began to implement certain cost saving initiatives expected to result in approximately $5 million per annum of net run rate savings in other expenses and general and administrative expenses from 2019 (compared to 2017). These expenses primarily related to the internalization of certain asset management, accounting and other services and a reduction of corporate costs.
In 2018, NRE realized $3.2 million of savings in other expenses and general and administrative expenses excluding a non-recurring net settle tax expense in 2017 (recorded in general and administrative expenses).

Liquidity and Financing
As of March 31, 2019, NRE’s overall leverage was 40% based on the Portfolio Market Value, down from 52% as of December 31, 2017.

As of March 8, 2019, total liquidity was $500 million, comprising of $430 million of unrestricted cash, of which $200 million is held in US Dollars, and $70 million of availability under NRE’s revolving credit facility.

$ in millions
Unrestricted cash	$430
Revolving credit facility	70
Total liquidity	$500

Amended and Restated Management Agreement
On November 7, 2018, NRE entered into Amendment No. 1 (the “Amendment”), to the amended and restated management agreement (the “Amended and Restated Management Agreement”) dated November 9, 2017, with an affiliate of Colony Capital, Inc. (the “Manager”). The Amendment provides for the termination of the Amended and Restated Management Agreement upon the consummation of a change of control of NRE or in connection with an internalization of management. The Amendment provides that upon the termination, NRE will be obligated to pay to the Manager a termination payment equal to (i) $70 million, minus (ii) the amount of any Incentive Fee (as defined in the Amended and Restated Management Agreement) paid pursuant to the Amended and Restated Management Agreement. As of December 31, 2018, the termination fee due to the Manager was $64.6 million. No Incentive Fee will be payable to the Manager for any period after the termination date.

Strategic Review Committee
On November 7, 2018, in connection with the Amendment, NRE announced that the Strategic Review Committee of its board of directors has engaged financial and legal advisors to conduct a review of strategic alternatives for the company in an effort to maximize stockholder value.

Stockholder’s Equity
NRE had 50.1 million shares of common stock, operating partnership units and restricted stock units (“RSUs”) not subject to performance hurdles outstanding as of March 31, 2019.

As of March 31, 2019, total equity was $678 million (U.S. GAAP depreciated value), or $13.52 per share and EPRA NAV5 was $20.67 per share, which includes approximately $0.30 per share related to the incentive fee payable to NRE’s Manager for 2018 performance and costs associated with the strategic alternatives process. For more information and a reconciliation of EPRA NAV to total equity, please refer to the tables on the following pages.

Share Repurchase Program
On March 12, 2018, the board of directors of NRE authorized the repurchase of up to $100 million of NRE’s outstanding common stock. Since the authorization in March 2018 through December 31, 2018, NRE repurchased a total of 6.1 million shares of common stock for approximately $83.4 million at a weighted average price of $13.73 per share.

Full Year 2018 Disclosure Supplement Presentation
A Full Year 2018 disclosure supplement presentation will be posted on NRE’s website, www.nrecorp.com, which provides additional details regarding NRE’s operations and portfolio.

Fourth Quarter and Full Year 2018 Conference Call
NRE will conduct a conference call to discuss the results on Wednesday, March 13, 2019 at 9:00 a.m. ET. Hosting the call will be Mahbod Nia, Chief Executive Officer, Keith Feldman, Chief Financial Officer and Trevor Ross, General Counsel.

To participate in the event by telephone, please dial +1 866 966 5335 (U.S. Toll Free), or +44 (0) 20 3003 2666 (International) or 0808 109 0700 (U.K. Toll Free), using passcode: NorthStar.

The call will also be broadcast live over the internet and can be accessed from NRE’s website at www.nrecorp.com. For those unable to participate during the live call, a replay of the call will be available approximately two hours after the call through April 12, 2019 by dialing +1 866 583 1039 (U.S. Toll Free), or +44 (0) 20 8196 1998 (International) or 0800 633 8453 (UK Toll Free), using passcode: 9709310.

About NorthStar Realty Europe Corp.
NorthStar Realty Europe Corp. is a European focused commercial real estate company with predominately prime office properties within key cities in Germany, the United Kingdom and France, organized as a REIT and managed by an affiliate of Colony Capital, Inc. (NYSE: CLNY), a leading global equity REIT with an embedded investment management platform. For more information about NorthStar Realty Europe Corp., please visit www.nrecorp.com.

Investor Relations
Gordon Simpson
Finsbury
+1 855 527 8539 or +44 (0) 207 2513801
nre@finsbury.com

NorthStar Realty Europe Corp.
Consolidated Balance Sheets
($ in thousands, except per share data)
Unaudited

	March 31, 2019	December 31, 2018
Assets
Operating real estate, gross	$843,212	$844,809
Less: accumulated depreciation	(68,143)	(64,187)
Operating real estate, net	775,069	780,622
Preferred equity investments	39,754	39,090
Cash and cash equivalents	453,373	438,931
Restricted cash	5,093	5,592
Receivables, net of allowance of $232 and $236 as of March 31, 2019 and December 31, 2018, respectively	8,097	8,989
Assets held for sale	45,891	73,345
Derivative assets, at fair value	5,255	6,440
Intangible assets, net and goodwill	25,390	58,173
Other assets, net	47,805	14,317
Total assets	$1,405,727	$1,425,499
Liabilities
Mortgage and other notes payable, net	$663,214	$682,912
Accounts payable and accrued expenses	21,935	22,367
Due to affiliates (refer to Note 6)	10,227	9,630
Intangible liabilities, net	9,492	9,722
Liabilities related to assets held for sale	2,007	1,498
Other liabilities	16,473	21,267
Total liabilities	723,348	747,396
Commitments and contingencies
Equity
NorthStar Realty Europe Corp. Stockholders’ Equity
Preferred stock, $0.01 par value, 200,000,000 shares authorized, no shares issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 49,783,016 and 49,807,448 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	497	498
Additional paid-in capital	863,112	862,240
Retained earnings (accumulated deficit)	(167,063)	(170,669)
Accumulated other comprehensive income (loss)	(18,322)	(18,424)
Total NorthStar Realty Europe Corp. stockholders’ equity	678,224	673,645
Noncontrolling interests	4,155	4,458
Total equity	682,379	678,103
Total liabilities, redeemable noncontrolling interest and equity	$1,405,727	$1,425,499

NorthStar Realty Europe Corp.
Consolidated Statements of Operations
($ in thousands, except for per share data)
Unaudited

	Three Months Ended March 31,
	2019	2018
Revenues
Lease income	$17,084	$32,565
Interest income	1,611	729
Other income	475	278
Total revenues	19,170	33,572
Expenses
Properties - operating expenses	2,906	6,802
Interest expense	3,680	6,107
Transaction costs	762	481
Management fee, related party	3,888	4,157
Other expenses	737	1,424
General and administrative expenses	1,736	1,878
Compensation expense	1,287	365
Depreciation and amortization	5,913	11,651
Total expenses	20,909	32,865
Other income (loss)
Other gain (loss), net	(2,517)	(3,002)
Extinguishment of debt	(194)	—
Gain on sales, net	17,725	1,266
Income (loss) before income tax benefit (expense)	13,275	(1,029)
Income tax benefit (expense)	(2,152)	(39)
Net income (loss)	11,123	(1,068)
Net (income) loss attributable to noncontrolling interests	(62)	(4)
Net income (loss) attributable to NorthStar Realty Europe Corp. common stockholders	$11,061	$(1,072)
Earnings (loss) per share:
Basic	$0.22	$(0.02)
Diluted	$0.22	$(0.02)
Weighted average number of shares:
Basic	49,314,342	55,192,762
Diluted	50,670,072	55,603,500

Non-GAAP Financial Measures
Included in this press release are Cash Available for Distribution, or CAD, net operating income, or NOI, same store net operating income, or same store NOI, Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA and EPRA net asset value, or EPRA NAV, each a “non-GAAP financial measure,” which measures NRE’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules. NRE believes these metrics can be a useful measure of its performance which is further defined below.
Cash Available for Distribution
We believe that CAD provides investors and management with a meaningful indicator of operating performance. We also believe that CAD is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, depreciation and amortization, equity-based compensation, gain on sales, net, asset impairment and non-recurring bad debt expense). We adjust for transaction costs because these costs are not a meaningful indicator of our operating performance. For instance, these transaction costs include costs such as professional fees associated with new investments, which are expenses related to specific transactions. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, new leases, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.
We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, noncontrolling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; other gain (loss), net (excluding any realized gain (loss) on the settlement on foreign currency derivatives); gain on sales, net; impairment on depreciable property; extinguishment of debt; acquisition gains or losses; transaction costs; foreign currency gains (losses) related to sales; goodwill impairment following the sale of operating real estate and other intangible assets; the incentive fee relating to the Amended and Restated Management Agreement and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.
CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of net income (loss) attributable to common stockholders to CAD for the three months ended March 31, 2019 and 2018 (dollars in thousands):

	Three Months Ended March 31,
	2019	2018
Net income (loss) attributable to common stockholders	$11,061	$(1,072)
Noncontrolling interests	62	4

Adjustments:
Depreciation and amortization items(1)	7,418	12,952
Other (gain) loss, net(2)	3,663	1,586
(Gain) on sales, net	(17,725)	(1,266)
Transaction costs and other(3)	2,926	481
CAD	$7,405	$12,685
CAD per share(4)	$0.15	$0.23

_________________

(1)
Three months ended March 31, 2019 reflects an adjustment to exclude depreciation and amortization of $5.9 million, amortization expense of capitalized above/below market leases of $(0.3) million, amortization of deferred financing costs of $0.5 million and amortization of equity-based compensation of $1.3 million. Three months ended March 31, 2018 reflects an adjustment to exclude depreciation and amortization of $11.7 million, amortization expense of capitalized above/below market leases of $0.2 million, amortization of deferred financing costs of $0.7 million and amortization of equity-based compensation of $0.4 million.

(2)
Three months ended March 31, 2019 CAD includes a $1.1 million net gain related to the settlement of foreign currency derivatives. Three months ended March 31, 2018 CAD includes a $1.4 million net loss related to the settlement of foreign currency derivatives.

(3)
Three months ended March 31, 2019 reflects an adjustment to exclude $0.8 million of transaction costs and other one-time items. Three months ended March 31, 2018 reflects an adjustment to exclude $0.5 million of transaction costs and other one-time items.

(4)
CAD per share is based on 50.1 million and 55.8 million weighted average shares (common shares outstanding including operating partnership units and RSUs not subject to performance hurdles) for the three months March 31, 2019 and 2018, respectively. CAD per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Net Operating Income
We believe NOI is a useful metric for evaluating the operating performance of our real estate portfolio in the aggregate. Portfolio results and performance metrics represent 100% for all consolidated investments. Net operating income reflects total property and related revenues, adjusted for: (i) amortization of above/below market leases; (ii) straight-line rent (except with respect to rent free period); (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense and less property operating expenses. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, gains on sales, net and other items under U.S. GAAP and capital expenditures and leasing costs, all of which may be significant economic costs. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.
NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of NOI of our real estate equity and preferred equity segments to property and other related revenues less property operating expenses for the three months ended March 31, 2019 and 2018 (dollars in thousands):

	Three Months Ended March 31,
	2019	2018
Lease income	$17,084	$32,565
Other income	475	278
Total property and other income	17,559	32,843
Properties - operating expenses	2,906	6,802
Adjustments:
Interest income	777	729
Amortization and other items(1)	(252)	220
NOI(2)	$15,178	$26,990
_____________________________

(1)
Three months ended March 31, 2019 primarily excludes $(0.3) million of amortization of above/below market leases. Three months ended March 31, 2018 primarily excludes $0.2 million of amortization of above/below market leases and $0.1 million of other one-time items.

(2)
The following table presents a reconciliation of net income (loss) to NOI of our real estate equity and preferred equity segment for the three months ended March 31, 2019 and 2018 (dollars in thousands):

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$11,123	$(1,068)
Remaining segments(i)	9,276	9,528
Real estate equity and preferred equity segment adjustments:
Interest expense	3,454	5,955
Other expenses	737	1,424
Depreciation and amortization	5,913	11,651
Other (gain) loss, net	331	168
Extinguishment of debt	194	—
Gain on sales, net	(17,725)	(1,266)
Income tax (benefit) expense	2,152	39
Other items	(277)	559
Total adjustments	(5,221)	18,530
NOI	$15,178	$26,990
_____________________________

(i)	Reflects the net (income) loss in our corporate segment to reconcile to net operating income.

Same Store Net Operating Income
We believe same store NOI is a useful metric for evaluating the operating performance as it reflects the operating performance of the real estate portfolio and provides a better measure of operational performance for quarter-over-quarter and year-over-year comparison. Same store net operating income is presented for the same store portfolio, which comprises all properties that were owned by us at the end of the reporting period. We define same store net operating income as NOI excluding (i) properties that were acquired or sold during the period, (ii) impact of foreign currency changes and (iii) amortization of above/below market leases. We consider same store NOI to be an appropriate and useful supplemental performance measure. Same store NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating same store net operating income involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. Same store portfolio is defined as properties in operation throughout the full periods presented under the comparison, excluding the impact of foreign currency changes, and included 15 properties and our preferred equity segment (in case of quarter over quarter and year over year comparison).

The following table presents our same store analysis for the real estate equity segment which comprises 18 properties (205,884 rentable square meters) and our preferred equity segment adjusted for currency movement and excludes properties that were acquired or sold at any time during the three months ended December 31, 2018 and 2017 and September 30, 2018 (dollars in thousands):

	Three Months Ended December 31,		Year-over-year Increase (Decrease)		Three Months Ended September 30, 2018(1)	Quarter-over-quarter Increase (Decrease)
	2018	2017(1)	Amount	%		Amount	%
Total Occupancy (end of period)	95%	81%			96%
Office Occupancy (end of period)	94%	96%			96%
Same store
Rental income(2)	$14,477	$14,233	$244	1.7%	$14,397	$80	0.6%
Escalation income	$3,061	$2,707	354		2,428	633
Interest income	$696	$678	18		697	(1)
Other income	789	289	500		37	752
Total revenues	19,023	17,907	1,116	6.2%	17,559	1,464	8.3%
Utilities	635	583	52		615	20
Real estate taxes and insurance	887	766	121		728	159
Management fees	253	218	35		270	(17)
Repairs and maintenance	954	1,325	(371)		1,088	(134)
Other(2)(3)	357	1,255	(898)		163	194
Properties - operating expenses	3,086	4,147	(1,061)	(25.6)%	2,864	222	7.8%
Same store net operating income	$15,937	$13,760	$2,177	15.8%	$14,695	$1,242	8.5%
_____________________________

(1)	Three months ended December 31, 2017 and September 30, 2018 are translated using the average exchange rate for the three months ended December 31, 2018.

(2)	Adjusted to exclude amortization of above/below market leases and ground leases.

(3)
Includes non-recoverable VAT, bad debt expense, ground rent, administrative costs and other non-reimbursable expenses. The fourth quarter 2017 including a $0.9 million write-off of straight-line rent related to an early tenant termination at Portman Square in connection with the expansion of Invesco’s occupancy and related lease extension.

The following table presents a reconciliation from net income (loss) to same store net operating income for the real estate equity and preferred equity segments for the three months ended December 31, 2018 and 2017 and September 30, 2018 (dollars in thousands):

	Three Months Ended December 31,		Three Months Ended September 30, 2018
	2018	2017
Net income (loss)	$171,466	$2,537	$556
Corporate segment net (income) loss(1)	13,305	13,917	7,525
(Gain) on sales, net	(198,767)	(15,996)	(2,973)
Other (income) loss(2)	36,351	24,412	18,389
Net operating income	22,355	24,870	23,497
Sale of real estate investments and other(3)(4)	(6,418)	(11,110)	(8,802)
Same store net operating income	$15,937	$13,760	$14,695
_____________________________

(1)
Includes management fees, incentive fee, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs offset by the net gain on foreign currency derivatives.

(2)	Includes depreciation and amortization expense, loss on interest rate caps, and other expenses in the real estate equity segment.

(3)
Primarily reflects the impact of net operating income of sold assets and the foreign currency effect relating to the translation of the December 31, 2017 balances to the December 31, 2018 exchange rate.

(4)	Three months ended December 31, 2017 and September 30, 2018 are translated using the average exchange rate for the three months ended December 31, 2018.

Adjusted EBITDA
We believe that Adjusted EBITDA provides investors and management with a meaningful indicator of operating performance. We also believe that Adjusted EBITDA is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as depreciation and amortization, interest expense, income tax benefit (expense), gain on sales, net, transaction costs, equity-based compensation and asset impairment). The definition of Adjusted EBITDA may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. Adjusted EBITDA may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, new leases, repayments and asset sales, capital raised, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.
We calculate Adjusted EBITDA by subtracting from or adding to net income (loss) attributable to common stockholders, noncontrolling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases and equity-based compensation; interest expense; income tax (benefit) expense; other gain (loss), net (excluding any realized gain (loss) on the settlement on foreign currency derivatives); gain on sales, net; impairment on depreciable property; extinguishment of debt; acquisition gains or losses; transaction costs; foreign currency gains (losses) related to sales; goodwill impairment following the sale of operating real estate and other intangible assets; the incentive fee relating to the Amended and Restated Management Agreement and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.
Adjusted EBITDA should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating Adjusted EBITDA involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.
The following table presents a reconciliation of net income (loss) attributable to common stockholders to Adjusted EBITDA for the three months ended March 31, 2019, September 30, 2018 and December 31, 2017 (dollars in thousands):

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Net income (loss) attributable to common stockholders	$170,271	$552	$1,442
Noncontrolling interests	1,195	4	1,095

Adjustments:
Depreciation and amortization items(1)	12,157	12,953	19,129
Impairments(2)	8,889	—	—
Incentive fee	5,445	—	—
Income tax (benefit) expense	949	(240)	(2,461)
Interest expense	4,663	5,318	6,203
Other (gain) loss, net(3)	(351)	(872)	789
(Gain) on sales, net	(198,767)	(2,973)	(15,996)
Transaction costs and other(4)	11,067	1,158	6,110
Adjusted EBITDA	$15,518	15,900	$16,311

(1)
Three months ended December 31, 2018 reflects an adjustment to exclude depreciation and amortization of $10.9 million and amortization of equity-based compensation of $1.3 million. Three months ended September 30, 2018 reflects an adjustment to exclude depreciation and amortization of $11.0 million, amortization expense of above/below market leases of $0.2 million and amortization of equity-based compensation of $1.7 million. Three months ended December 31, 2017 reflects an adjustment to exclude depreciation and amortization of $14.5 million, amortization of above/below market leases of $0.9 million and amortization of equity-based compensation of $3.7 million.

(2)
Three months ended December 31, 2018 reflects an adjustment to exclude a goodwill impairment following the sale of operating real estate of $8.1 million and an impairment loss related to assets held-for-sale of $0.8 million.

(3)
Three months ended December 31, 2018 Adjusted EBITDA includes a $0.1 million net gain related to the settlement of foreign currency derivatives. Three months ended September 30, 2018 Adjusted EBITDA includes a $0.5 million net loss related to the settlement of foreign currency derivatives. Three months ended December 31, 2017 Adjusted EBITDA includes a $0.7 million net loss related to the settlement of foreign currency derivatives.

(4)
Three months ended December 31, 2018 reflects an adjustment to exclude $8.3 million of transaction costs and $2.8 million related to extinguishment of debt. Three months ended September 30, 2018 reflects an adjustment to exclude $1.1 million of transaction costs and $0.1 million related to extinguishment of debt. Three months ended December 31, 2017 reflects an adjustment to exclude $4.6 million of transaction costs and $1.6 million related to extinguishment of debt.

EPRA Net Asset Value (EPRA NAV)
As our entire portfolio is based in Europe, our management calculates European Public Real Estate Association net asset value, or EPRA NAV, a non-GAAP measure, to compare our balance sheet to other European real estate companies and believes that disclosing EPRA NAV provides investors with a meaningful measure of our net asset value. Our calculation of EPRA NAV is derived from our U.S. GAAP balance sheet with adjustments reflecting our interpretation of EPRA’s best practices recommendations. Accordingly, our calculation of EPRA NAV may be different from how other European real estate companies calculate EPRA NAV, which utilize International Financial Reporting Standards (“IFRS”) to prepare their balance sheet. EPRA NAV makes adjustments to net assets as determined in accordance with U.S. GAAP in order to provide our stockholders a measure of fair value of our assets and liabilities with a long-term investment strategy. This performance measure excludes assets and liabilities that are not expected to materialize in normal circumstances. EPRA NAV includes the revaluation of investment properties and excludes the fair value of financial instruments that we intend to hold to maturity, deferred tax and goodwill that resulted from deferred tax. All other assets, including real property and investments reported at cost are adjusted to fair value based upon an independent third party valuation conducted in December and June of each year. This measure should not be considered as an alternative to measuring our net assets in accordance with U.S. GAAP.
The following table presents a reconciliation of total equity to EPRA NAV as at March 31, 2019 (dollars in thousands, other than per share data):

December 31. 2018
Total Equity	$678,103
Adjustments
Operating real estate, net intangibles and other	(903,330)
Fair value of properties	1,264,000
Adjusted NAV	1,038,773

Diluted NAV, after the exercise of options, convertibles and other equity interests	1,038,773
Fair value of financial instruments	(2,205)
EPRA NAV	1,036,568
EPRA NAV per share(1)(2)	$20.67
______________

(1)
Based on 50.1 million common shares, operating partnership units and RSUs not subject to performance hurdles outstanding as of March 31, 2019. EPRA NAV per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

(2)	Including approximately $0.30 per share related to the incentive fee payable to NRE’s Manager and costs associated with the strategic alternatives process.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, the likelihood and timing of successfully completing sales transactions and the amount of the net equity released after repayment of financing and transaction costs; the expected cost savings as a result of operational efficiencies, the time required to achieve such run rate cost savings; the availability of future borrowings under the revolving credit facility; the ability to execute on NRE’s strategy; NRE’s ability to maintain dividend payments, at current levels, or at all, and the timing of dividend levels declared. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NRE’s expectations include, but are not limited to, NRE’s liquidity and financial flexibility; NRE’s future cash available for distribution; the pace and result of any asset disposals contemplated by NRE; NRE’s use of leverage; the result of the ongoing review of the strategic alternatives for the company; and the anticipated strength and growth of NRE’s business. Factors that could cause actual results to differ materially from those in the forward looking statements are specified in NRE’s annual report on Form 10-K for the year ended December 31, 2017, and its other filings with the Securities and Exchange Commission. Such forward looking statements speak only as of the date of this press release. NRE expressly disclaims any obligation to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Disclaimer
As an opinion, the valuation by Cushman & Wakefield LLP referenced in this release is not a measure of realizable value and may not reflect the amount that would be received if the property in question were sold. Real estate valuation is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. Real estate valuations are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. For example, in the appraisal, a number of the properties were valued using the special assumption that such properties would be purchased through a tax-efficient special purpose vehicle, and is therefore subject to lower purchaser transaction expenses. If one or more assumptions are incorrect, the value may be materially lower than the appraised value.

Endnotes

1.
The external third-party valuation was prepared by Cushman & Wakefield LLP in accordance with the current U.K. and Global edition of the Royal Institution of Chartered Surveyors' (RICS) Valuation - Professional Standards (the "Red Book") on the basis of "Fair Value", which is widely recognized within Europe as the leading professional standards for independent valuation professionals. Each property is classified as an investment and has been valued on the basis of Fair Value adopted by the International Accounting Standards Board. This is the equivalent to the Red Book definition of Market Value. The Red Book defines Market Value as the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction after proper marketing where the parties had each acted knowledgeably, prudently and without compulsion. The Cushman & Wakefield LLP valuation assumes that certain properties would be purchased through market accepted structures resulting in lower purchaser transaction expenses (taxes, duties, and similar costs). This Cushman & Wakefield LLP valuation is as of December 31, 2018.

The $1.3 billion Portfolio Market Value comprises $1.3 billion real estate portfolio value based on the independent valuation by Cushman & Wakefield LLP and $39 million across two preferred equity investments (please refer to Note 11, “Fair Value” in the NRE Annual Report on Form 10-K for the year ended December 31, 2018 included in Part II Item 8. “Financial Statements and Supplementary Data”).

2.
Leverage, or loan to value, is calculated as property level debt plus portfolio level preferred equity divided by the Portfolio Market Value and unrestricted cash net of any outstanding balance on the revolving credit facility.

3.	Excludes the preferred equity investment.

4.	Occupancy and weighted average remaining contractual lease term based on rent roll as of March 31, 2019, on a same store basis.

5.	EPRA = European Public Real Estate. EPRA Net Asset Value (“EPRA NAV”).